EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-86602, 33-15775, 33-37567, 33-45482, 333-01465, 333-63442, 333-71384, 333-81063 and 333-111364 of CBRL Group, Inc. on Form S-8 and Registration Statement Nos. 33-59582, 333-90996-02 and 333-90996-13 on Form S-3 of our reports dated October 3, 2006 (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company adopting the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment effective July 30, 2005), relating to the consolidated financial statements of CBRL Group, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of CBRL Group, Inc. for the year ended July 28, 2006.

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee
October 3, 2006